Exhibit 1.01

MPM Holdings Inc. and Momentive Performance Materials Inc.

CONFLICT MINERALS REPORT

For the reporting period from January 1 to December 31, 2017

Explanatory Note

This report is an exhibit to the combined Specialized Disclosure Report on Form SD of MPM Holdings Inc. and Momentive Performance Materials Inc. (together the “Company”) for the reporting period from January 1 to December 31, 2017 regarding the use of conflict minerals, which are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (“Conflict Minerals”). The Company manufactures chemical products and a complete description of the Company’s business and products is contained in the Company’s most recent combined Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Certain terms used in this report are defined in Rule 13p-1 (the “SEC Rule”) under the Securities Exchange Act of 1934, as amended, and in Form SD.

DUE DILIGENCE

Following the country of origin inquiry described in its Specialized Disclosure Report on Form SD, the Company performed due diligence on the source and chain of custody of the Conflict Minerals contained in its products.

Design of Due Diligence Measures

The Company’s due diligence measures were designed to conform in all material respects with the internationally recognized framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for tin, tantalum, tungsten and gold.

Due Diligence Measures Performed

Establishment of Strong Company Management Systems

The Company has established a supply chain policy for minerals originating from conflict-affected and high-risk areas, which can be found on the Company’s external website at http://www.momentive.com/page.aspx?id=26506# The policy includes a grievance system whereby interested parties can voice concerns or questions on the Company’s program.

The Company has established a cross-functional Conflict Minerals Compliance Steering Committee charged with the following responsibilities:

•	Define a governance plan of the Conflict Minerals compliance program;

•	Develop and oversee a process to report on Conflict Minerals;

•	Develop a Conflict Minerals compliance manual to satisfy SEC Rule requirements; and

•	Periodically assess conflict minerals program components, identify weaknesses and adopt appropriate measures to fully comply with the requirements of the SEC Rule.

In furtherance of the above, the Company established a system of controls and transparency over the mineral supply chain, including, among others:

•	A responsibility assignment plan;

•	A document retention policy;

•	A code of conduct for suppliers and third parties that is posted on the Company’s external website and specifies the Company’s expectations of its suppliers;

•	Use of the EICC GeSI Template as a means to survey suppliers to identify the source of the conflict minerals;

•	A list of frequently asked questions for employees that is posted on the Company’s external website;

•	A list of frequently asked questions for suppliers that is posted on the Company’s external website; and

•	Dialogue with its industry group, the American Chemistry Council.

Identification and Assessment of Risk in the Supply Chain

The Company conducted the investigation utilizing its SAP product database and the investigation showed that four products of the Company’s Quartz segment contain minor amounts of raw materials that do or may contain trace amounts of tantalum or tungsten that are necessary to the functionality or the production of the product. Out of approximately 1032 suppliers, the Company was able to identify six suppliers that provide products or materials that may contain a Conflict Mineral. These purchases account for approximately $7 million, or 1.0% of the Company’s total raw material purchases for the period covered by this report. The Company conducted a good faith reasonable country of origin inquiry of the raw material suppliers that provide the products that may contain a Conflict Mineral to determine whether any Conflict Minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with the DRC, the “Covered Countries”), or were from recycled or scrap sources. This inquiry consisted of sending a request via email to each of the Company’s six direct suppliers of products containing tantalum and tungsten, inquiring about the origin of the tantalum and tungsten. This request asked the suppliers to provide responses to questions based on the template of the Electronics Industry Citizenship Coalition and Global eSustainability Initiative (“EICC GeSI Template”) which the Company expects to be widely used in the industry. A response was received from each of the suppliers.

The Company then reviewed the responses provided by the surveyed suppliers based on the Company’s supplier response review plan which covers the following scenarios:

•	The supplier was non-responsive;

•	The response was non-conforming;

•	The response was incomplete;

•	The response was inconsistent;

•	The response requires further monitoring; or

•	The response was satisfactory.

Where smelter names were listed, the Company compared those smelters to the smelters listed on the Conflict Free Sourcing Initiative’s Conflict Free Smelter Program (“CFSP”) list. The results from the survey review were reported to the Conflict Minerals Compliance Steering Committee.

Design and Implementation of a Strategy to Respond to Identified Risks

If issues are noted during review of a supplier’s response, the Company conducts follow-up diligence, which may include telephone conversations or other follow-up to gather more information or clarify inconsistent information. This would include situations where a supplier has identified a smelter which is not found on the CFSP list.

The Company also established a Corrective Action Plan, pursuant to which the Company may:

•	Conduct training of supplier to improve responsiveness and information,

•	Reassess the supplier relationship, or

•	Identify an alternative supplier for the raw material or product supplied, if available.

In addition, the Company established a Risk Mitigation Plan that defines each means by which Conflict Minerals could be introduced into the Company’s supply chain and how to identify and assess each risk.

Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

The Company is a downstream consumer of necessary Conflict Minerals and is many steps removed from smelters and refiners who provide minerals and ores. Therefore, the Company does not perform or direct audits of smelters and refiners within the supply chain. As a result, our due diligence efforts relied on cross-industry initiatives such as the CFSP.

PRODUCT DESCRIPTION

The products from the Company’s Quartz segment are used as a superior substitute for glass. Applications include those requiring transparency and a high level of purity or stress-resistance, such as process equipment for semiconductor manufacturing or lamp lenses for high intensity video projectors. Based on the information obtained through the Company’s due diligence process, a small number of our Quartz segment’s products contain minor amounts of raw materials that do or may contain trace amounts of tantalum and tungsten that are necessary to the functionality or the production of the product. The Company’s six suppliers of

Conflict Minerals identified the following smelters used to process those minerals. Each of the identified smelters is on the CFSP list.

Mineral	Smelter Name	Country
Tantalum	Global Advanced Metals Boyerstown	UNITED STATES OF AMERICA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
	ACL Metais Eireli	BRAZIL
	Asia Tungsten Products Vietnam Ltd.	VIET NAM
	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
	Dayu Weiliang Tungsten Co., Ltd.	CHINA
	Fujian Jinxin Tungsten Co., Ltd.	CHINA
	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
	Global Tungsten & Powders Corp.	UNITED STATES
	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
	H.C. Starck GmbH	GERMANY
	H.C. Starck Tungsten GmbH	GERMANY
	H.C. Starck Smelting GmbH & Co.KG	GERMANY
	Hunan Chenzhou Mining Co., Ltd.	CHINA
	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
	Hydrometallurg, JSC	RUSSIAN FEDERATION
	Japan New Metals Co., Ltd.	JAPAN
	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
	Kennametal Fallon	UNITED STATES
	Kennametal Huntsville	UNITED STATES
	Malipo Haiyu Tungsten Co., Ltd.	CHINA
	Moliren Ltd	RUSSIAN FEDERATION
	Niagara Refining LLC	UNITED STATES
	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
	Wolfram Bergbau und Hütten AG	AUSTRIA
	Woltech Korea Co., Ltd.	KOREA (REPUBLIC OF)
	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
	Xiamen Tungsten Co., Ltd.	CHINA
	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Annual Reporting on Supply Chain Due Diligence

In compliance with the SEC Rule, the Company is filing with the SEC a Specialized Disclosure Report on Form SD and this Conflict Minerals Report, which the Company has also posted on its external website at www.momentive.com.